EXHIBIT 99.1

Press Release

Contact:     David Radulski                    Carol Parker Trott
Investor Relations                Media Relations
(203) 964-3470                    (441) 294-7290

XL Group Ltd* Announces Second Quarter 2016 Results

•
Net income attributable to ordinary shareholders, and net income attributable to ordinary shareholders excluding the contribution from the GreyCastle Life Retro Arrangements,[1] of $43.8 million and $156.0 million, respectively, for the quarter

•	Operating net income[2] of $106.4 million, or $0.37 per share, for the quarter on a fully diluted basis

•	P&C combined ratio of 96.0% for the quarter compared to 89.9% in the prior year quarter

•
Natural catastrophe pre-tax losses net of reinsurance and reinstatement premiums in the quarter of $240.1 million (9.8 points to the loss ratio), compared to $59.9 million (2.9 points to the loss ratio), in the prior year quarter

•	Integration costs related to the combination with Catlin Group Limited ("Catlin") totaled approximately $52.1 million in the quarter

•
Earnings in the quarter from affiliates were $34.6 million, compared to $40.8 million in the prior year quarter, due primarily to the impact of continuing market volatility on the investment fund affiliates partially offset by gains in operating affiliates

•	Fully diluted book value per ordinary share of $41.71 at June 30, 2016, an increase of $1.38 or 3.4%, from March 31, 2016

•	Fully diluted tangible book value per ordinary share[3] of $33.79 at June 30, 2016, an increase of $1.17, or 3.6%, from March 31, 2016

•	Share buybacks totaled approximately 9.7 million shares or $328.3 million during the quarter

•
Annualized operating return on average ordinary shareholders' equity[4] on a year-to-date basis excluding and including average unrealized gains and losses on investments was 4.0% and 3.6%, respectively. Excluding integration costs these return rates would be 5.7% and 5.1%, respectively.

_______________________

EXHIBIT 99.1

*At 12:30 p.m., Irish time, on July 25, 2016 (the “Effective Time”), XL Group plc, an Irish public limited company (“XL-Ireland”), and XL Group Ltd, a Bermuda exempted company (“XL-Bermuda”), completed the previously disclosed scheme of arrangement under Irish law (the “Scheme of Arrangement”) that effected a transaction (the “Redomestication”) that resulted in the shareholders of XL-Ireland becoming shareholders of XL-Bermuda and XL-Ireland becoming a subsidiary of XL-Bermuda. In accordance with the terms of the Scheme of Arrangement, the following steps occurred effectively simultaneously at the Effective Time: (i) all of the existing XL-Ireland ordinary shares, par value $0.01 per share (the “XL-Ireland ordinary shares”), (other than XL-Ireland ordinary shares held by XL-Bermuda) were canceled; (ii) the reserves created on cancellation of the XL-Ireland ordinary shares were used to issue XL-Ireland ordinary shares to XL-Bermuda; and (iii) in return for such issuance of new XL-Ireland ordinary shares to XL-Bermuda, XL-Bermuda issued common shares, par value $0.01 per share (the “XL-Bermuda common shares”). The results disclosed in this release are for the quarter ended June 30, 2016, a period that ended prior to the Redomestication, and therefore this release discloses the results of XL-Ireland. For purposes of this release, the “Company” and “XL” refers to XL-Ireland or XL-Bermuda, as the context requires.
1On May 1, 2014, our wholly-owned subsidiary, XL Insurance (Bermuda) Ltd (“XLIB”) (on June 9, 2016, XLIB and XL Re Ltd amalgamated to form XL Bermuda Ltd), entered into a sale and purchase agreement with GreyCastle Holdings Ltd. (“GreyCastle”) providing for the sale of 100% of the common shares of XLIB's wholly-owned subsidiary, XLLR, for $570 million in cash. This transaction was completed on May 30, 2014. As a result of the transaction, we have ceded the majority of our life reinsurance business to XLLR via 100% quota share reinsurance (the "GreyCastle Life Retro Arrangements"). The designated investments that support the GreyCastle Life Retro Arrangements, which are written on a funds withheld basis ("Life Funds Withheld Assets"), are included within "Total investments available for sale" and "Fixed maturities, trading at fair value" on our balance sheet. Investment results for these assets - including interest income, unrealized gains and losses, and gains and losses from sales - are passed directly to the reinsurer pursuant to a contractual arrangement that is accounted for as a derivative.

2Operating net income is defined as net income (loss) attributable to ordinary shareholders excluding: (1) our net investment income - Life Funds Withheld Assets, (defined below) (2) our net realized (gains) losses on investments sold - excluding Life Funds Withheld Assets, 3) our net realized (gains) losses on investments sold (including OTTI) and net unrealized (gains) losses on investments, Trading - Life Funds Withheld Assets, (4) our net realized and unrealized (gains) losses on derivatives, (5) our net realized and unrealized (gains) losses on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets, (6) our share of items (2) and (4) for The Company's insurance company affiliates for the periods presented, (7) our foreign exchange (gains) losses, (8) our expenses related to the Catlin acquisition, (9) our gain on the sale of our interest in our former operating affiliate, ARX Holding Corp, and (10) a provision (benefit) for income tax on items excluded from operating income. “Operating net income”, “annualized operating return on average ordinary shareholders' equity" and "annualized operating return on average ordinary shareholders' equity excluding average unrealized gains and losses on investments" and "Integration costs" are non-GAAP financial measures. See the schedule entitled “Reconciliation” on page 8 of this press release for a reconciliation of “operating net income” to net income (loss) attributable to ordinary shareholders and the calculation of “annualized operating return on average ordinary shareholders' equity" and "annualized operating return on average ordinary shareholders' equity excluding average unrealized gains and losses on investments", both of which are based on operating net income.
3Fully diluted tangible book value per ordinary share is a non-GAAP financial measure. See page 7 of this press release for a reconciliation of fully diluted tangible book value per ordinary share to fully diluted book value per ordinary share.
4Ordinary shareholders' equity is defined as total shareholders' equity less non-controlling interest in equity of consolidated subsidiaries.

Hamilton, Bermuda– July 27, 2016 – XL Group Ltd (“XL” or the “Company”) (NYSE: XL) today reported the second quarter results for XL Group plc, which as a result of the Redomestication is now its direct, wholly-owned subsidiary.

Commenting on the Company’s performance, Chief Executive Officer Mike McGavick said:

“XL Catlin’s second quarter results were significantly impacted by global catastrophes, reducing operating earnings per share by 84 cents. In the face of these events and challenging markets, we demonstrated progress in our underlying performance. We generated gross premiums written of $3.6 billion, P&C underwriting profit of $102 million, and an accident-year, ex-catastrophe P&C combined ratio of 90.3%. The benefits of our integration are emerging and we are committed to the hard work and execution required to succeed."

Highlights
Three and Six Months Ended June 30
(U.S. dollars in thousands, except per share amounts)
	Three Months Ended		Six Months Ended
	(Unaudited)		(Unaudited)
		(Note 1)		(Note 1)
	2016	2015	2016	2015
Net income (loss) attributable to ordinary shareholders	$43,782	$915,039	$65,667	$951,320
Per average ordinary share outstanding-fully diluted	$0.15	$3.11	$0.23	$3.43

Operating net income (loss)	$106,447	$245,797	$209,835	$440,173
Per average ordinary share outstanding-fully diluted	$0.37	$0.84	$0.72	$1.59

Note 1: The Company's results for the three and six months ended June 30, 2015 include those of Catlin from May 1, 2015.

•	Net income attributable to ordinary shareholders of $43.8 million for the quarter decreased compared to $915.0 million in the prior year quarter.

•
Operating net income of $106.4 million for the quarter decreased compared to operating net income of $245.8 million in the prior year quarter. The current quarter includes approximately $52.1 million in integration costs as well as $240.1 million in natural catastrophe losses compared to $39.6 million in integration costs and $59.9 million in natural catastrophe losses in the prior year quarter.

•
Net income from affiliates was $34.6 million for the quarter, compared to net income of $40.8 million in the prior year quarter. This decrease was driven primarily by our hedge fund affiliates where equity and credit market volatility fed through to returns, partially offset by gains in operating affiliates.

•
Net investment income for the quarter was $215.4 million, compared to $223.2 million in the prior year quarter and $205.9 million in the first quarter of 2016. Net investment income excluding the Life Funds Withheld Assets for the quarter was $176.2 million, compared to $176.3 million in the prior year quarter and $164.3 million in the first quarter of 2016.

•
Excluding Catlin-related transaction and integration costs, ongoing operating expenses were in line with the prior year quarter, reflecting the emergence of operational efficiencies and realization of synergy savings resulting from the Catlin transaction.

•
Income tax expense for the quarter of $2.5 million represents a year-to-date operating effective tax rate of approximately 10.5% combined with certain taxes on non-operating marked to market movements.

•
Fully diluted tangible book value per ordinary share increased by $1.17 from the prior quarter to $33.79, driven by the increase in our unrealized gains on investments combined with share buybacks and net income and partially offset by payment of dividends.

•
Share buybacks totaled approximately 9.7 million shares or $328.3 million during the quarter, compared to none in the prior year quarter. At June 30, 2016, $815.8 million of ordinary shares remained available for purchase under our share buyback program.

P&C Operations
Three and Six Months Ended June 30
(U.S. dollars in thousands)
	Three Months Ended		Six Months Ended
	(Unaudited)		(Unaudited)
		(Note 1)		(Note 1)
	2016	2015	2016	2015
Gross premiums written	$3,530,778	$3,001,692	$7,890,093	$5,482,101
Net premiums written	$2,722,611	$2,100,073	$5,784,206	$3,936,816
Net premiums earned	$2,528,702	$2,063,795	$4,880,148	$3,383,289

Underwriting profit (loss)	$101,891	$208,779	$277,380	$355,615

Loss ratio	64.6%	55.8%	61.8%	56.8%
Underwriting expense ratio	31.4%	34.1%	32.5%	32.7%
Combined ratio	96.0%	89.9%	94.3%	89.5%

Note 1: The Company's results for the three and six months ended June 30, 2015 include those of Catlin from May 1, 2015.

•
P&C gross premiums written (“GPW”) in the second quarter increased 17.6% compared to the prior year quarter as a result of the combination with Catlin. The second quarter of 2015 included only 2 months of Catlin results.

•
The Insurance segment GPW increased 13.2% from the prior year quarter primarily due to the combination with Catlin.  More generally, continued new business growth was partially offset by adverse foreign exchange impacts, continued rate pressures and selected discontinued lines.

•
The Reinsurance segment GPW increased by 30.2% from the prior year quarter. The increase was due to the combination with Catlin, and significant new business across all regions, in particular Bermuda, EMEA and North America.

•	P&C net premiums earned (“NPE”) in the second quarter of $2.5 billion were comprised of $1.7 billion from the Insurance segment and $832.0 million from the Reinsurance segment.

•
The P&C loss ratio in the current quarter was 8.8 percentage points higher than in the prior year quarter. The P&C loss ratio variance was impacted by natural catastrophe pre-tax losses net of reinsurance and reinstatement premiums of $240.1 million, compared to $59.9 million in the prior year quarter. Included in the P&C loss ratio was favorable development of $98.6 million compared to $108.9 million in the prior year quarter. Excluding prior year development and natural catastrophe losses, the second quarter P&C loss ratio was 0.5 percentage points higher than the prior year quarter due to the impact of harmonized reserving on the assumptions impacting the current accident year as well as mix and rate change.

•
The P&C combined ratio excluding prior year development and the impact of natural catastrophe losses for the quarter was 90.3%, compared to 92.3% for the prior year quarter. The Insurance segment combined ratio on this basis was 92.6% for the quarter compared to 95.4% for the prior year quarter, while the Reinsurance segment combined ratio on this basis was 85.5% for the quarter compared to 85.3% for the prior year quarter. Overall, improvements in the expense ratios were partially offset by slight increases in loss ratios.

Further details of the results for the quarter may be found in the Company’s Financial Supplement, which is dated July 27, 2016 and is available on the Investor Relations section of XL's website.

A conference call to discuss the Company’s results will be held at 5:00 p.m. Eastern Time on Wednesday, July 27, 2016. The conference call can be accessed through a listen-only dial-in number or through a live webcast. To listen to the conference call, please dial (210) 795-0624 or (866) 617-1526: Passcode: “XL GLOBAL”. The webcast will be available at www.xlgroup.com and will be archived on XL's website from approximately 9:00 p.m. Eastern Time on July 27, 2016, through midnight Eastern Time on August 27, 2016. A telephone replay of the conference call will also be available beginning at approximately 9:00 p.m. Eastern Time on July 27, 2016, until midnight Eastern Time on August 27, 2016, by dialing (203) 369-1837 or (866) 501-5103. The following password will be required: 9251.

About XL Group Ltd

XL Group Ltd (NYSE: XL), through its subsidiaries and under the "XL Catlin" brand, is a global insurance and reinsurance company providing property, casualty and specialty products to industrial, commercial and professional firms, insurance companies and other enterprises throughout the world. Clients look to XL Catlin for answers to their most complex risks and to help move their world forward. To learn more, visit www.xlgroup.com.

This press release contains forward-looking statements. Statements that are not historical facts, including statements about XL’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations, all of which involve risk and uncertainty. Statements that include the words “expect,” “estimate,” “intend,” “plan,” “believe,” “project,” “anticipate,” “may,” "could," or "would" and similar statements of a future or forward-looking nature identify forward-looking statements. Actual results may differ materially from those included in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes (a) the continuation of downward trends in rates for property and casualty insurance and reinsurance; (b) changes in the size of our claims relating to unpredictable natural or man-made catastrophe losses due to the preliminary nature of some reports and estimates of loss and damage to date; (c) changes in the number of insureds and ceding companies impacted or the ultimate number and value of individual claims relating to the second quarter of 2016 natural catastrophe events due to the preliminary nature of reports and estimates of loss and damage to date; (d) changes in the amount or type of business that we write, whether due to our actions, changes in market conditions or other factors, and the amount of premium attributable to such business; (e) the availability, cost or quality of ceded reinsurance, and the timely and full recoverability of such reinsurance, or other amounts due to us, or changes to our projections related to such recoverables; (f) actual loss experience from insured or reinsured events and the timing of claims payments being faster or the receipt of reinsurance recoverables being slower than we anticipated; (g) increased competition on the basis of pricing, capacity, coverage terms or other factors, such as the increased inflow of third party capital into reinsurance markets, which could harm our ability to maintain or increase its business volumes or profitability; (h) greater frequency or severity of claims and loss activity than our underwriting, reserving or investment practices anticipate based on historical experience or industry data; (i) the impact of changes in the global financial markets, such as the effects of inflation on our business, including on pricing and reserving, changes in interest rates, credit spreads, foreign currency exchange rates and future volatility in the world’s credit, financial and capital markets that adversely affect the performance and valuation of our investments, future financing activities and access to such markets, our ability to pay claims or general financial condition; (j) our ability to successfully implement our business strategy; (k) our ability to successfully attract and raise additional third party capital for existing or new investment vehicles; (l) changes in credit ratings and rating agency policies or practices, which could trigger cancelation provisions in our assumed reinsurance agreements or an event of default under our credit facilities; (m) the potential for changes to methodologies, estimations and assumptions that underlie the valuation of our financial instruments that could result in changes to investment valuations; (n) changes to our assessment as to whether it is more likely than not that we will be required to sell, or have the intent to sell, available-for-sale fixed maturity securities before their anticipated recovery; (o) unanticipated constraints on our liquidity, including the availability of borrowings and letters of credit under credit facilities that inhibit our ability to support our operations, including our ability to underwrite policies and pay claims; (p) the ability of our subsidiaries to pay dividends to XL Group Ltd, XL Group plc, XLIT Ltd. and Catlin Insurance Company Ltd; (q) changes in regulators or regulations applicable to us, including as a result of the completion of our redomestication from Ireland to Bermuda, such as changes in regulatory capital balances that our operating subsidiaries must maintain, or to our brokers or customers; (r) the effects of business disruption, economic contraction or economic sanctions due to unpredictable global political and social conditions such as war, terrorism or other hostilities, or pandemics; (s) the actual amount of new and renewal business and acceptance of our products and services, including new products and services and the materialization of risks related to such products and services; (t) changes in the distribution or placement of risks due to increased consolidation of insurance and reinsurance brokers; (u) bankruptcies or other financial concerns of companies insofar as they affect P&C insurance and reinsurance coverages or claims that we may have as a counterparty; (v) the loss of key personnel; (w) the effects of mergers, acquisitions and divestitures, including our ability to modify our internal control over financial reporting, changes to our risk appetite and our ability to realize the value or benefits expected, in each case, as a result of such transactions; (x) changes in general economic conditions, including the political, monetary, economic and operational impacts of the "Brexit" referendum held on June 23, 2016 in which the UK electorate voted to withdraw from the EU, new or continued sovereign debt concerns in Euro-Zone countries or emerging markets such as Brazil or China, or governmental actions for the purposes of stabilizing financial markets; (y) changes in applicable tax laws, tax treaties or tax regulations or the interpretation or enforcement thereof; (z) judicial decisions and rulings, new theories of liability or emerging claims coverage issues, legal tactics and settlement terms; (aa) the effects of climate change (such as changes to weather patterns, sea levels or temperatures) on our business, which our modeling or risk management practices may not adequately address due to the uncertain nature of climate change; and (bb) the other factors set forth in our reports on Form 10-K and Form 10-Q and other documents on file with the Securities and Exchange Commission. XL undertakes no obligation to update publicly any forward looking statement, whether as a result of new information, future developments or otherwise.
XL intends to use its website as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included on the website in the Investor Relations section. Accordingly, investors should monitor such portions of XL's website, in addition to following its press releases, SEC filings and public conference calls and webcasts.

XL Group plc
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(U.S. dollars in thousands, except per share data)	2016	2015	2016	2015
		(Note 1)		(Note 1)
Revenues:
Net premiums earned	$2,532,212	$2,082,053	$4,886,822	$3,416,053
Net investment income:
Net investment income - excluding Life Funds Withheld Assets	176,242	176,340	340,568	334,434
Net investment income - Life Funds Withheld Assets	39,146	46,864	80,706	97,283
Total net investment income	$215,388	$223,204	$421,274	$431,717
Total net realized gains (losses) on investments, and net unrealized gains (losses) on investments, trading - Life Funds Withheld Assets	104,617	49,967	197,367	102,858
Net realized and unrealized gains (losses) on derivative instruments	906	48,509	(2,716)	65,030
Net realized and unrealized gains (losses) on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets	(229,742)	239,174	(465,822)	9,807
Income (loss) from investment fund affiliates	13,179	31,377	8,600	66,706
Fee income and other	10,862	11,012	19,124	15,740
Total revenues	$2,647,422	$2,685,296	$5,064,649	$4,107,911
Expenses:
Net losses and loss expenses incurred	$1,632,386	$1,151,195	$3,014,871	$1,921,022
Claims and policy benefits	5,482	22,081	10,419	41,468
Acquisition costs	420,520	341,617	823,787	495,313
Operating expenses	522,521	507,354	1,037,902	833,010
Foreign exchange (gains) losses	(19,100)	10,374	(52,919)	37,764
Interest expense	55,738	49,667	108,041	101,105
Total expenses	$2,617,547	$2,082,288	$4,942,101	$3,429,682
Income (loss) before income tax and income (loss) from operating affiliates	$29,875	$603,008	$122,548	$678,229
Income (loss) from operating affiliates	21,418	9,462	34,068	32,130
Gain on sale of operating affiliate	—	340,407	—	340,407
Provision (benefit) for income tax	2,467	32,959	24,762	57,177
Net income (loss)	$48,826	$919,918	$131,854	$993,589
Non-controlling interests	5,044	4,879	66,187	42,269
Net income (loss) attributable to ordinary shareholders	$43,782	$915,039	$65,667	$951,320
Note 1. The Company's results for the three and six months ended June 30, 2015 include those of Catlin from May 1, 2015.

XL Group plc
KEY FINANCIAL DATA

Selected balance sheet and other data:
(U.S. dollars in thousands except share and per share amounts)	At	At
	June 30, 2016	December 31, 2015
	(Unaudited)	(Note 1)
Total investments available for sale	$33,342,818	$33,753,898
Cash and cash equivalents	3,316,749	3,256,236
Investments in affiliates	1,968,801	1,708,899
Unpaid losses and loss expenses recoverable	5,426,773	5,262,706
Goodwill and other intangible assets	2,217,973	2,210,266
Total assets	61,198,240	58,682,938

Unpaid losses and loss expenses	26,020,564	25,439,744
Deposit liabilities	1,178,113	1,168,376
Future policy benefit reserves	3,798,278	4,163,500
Funds withheld liability on GreyCastle Life Retro Arrangements, net of future policy benefit reserves recoverable	1,145,314	914,629
Unearned premiums	8,274,300	7,043,358
Notes payable and debt	2,646,324	2,644,970

Total shareholders’ equity	13,663,932	13,654,463
Ordinary shareholders' equity	11,685,188	11,677,079
Ordinary shares outstanding (Note 2)	276,772,053	294,783,992

Basic book value per ordinary share	$42.22	$39.61
Fully diluted book value per ordinary share	$41.71	$38.87
Fully diluted tangible book value per ordinary share (Note 3)	$33.79	$31.52

Note 1: Certain items have been reclassified to conform to the current period presentation.

Note 2: Ordinary shares outstanding include all ordinary shares issued and outstanding (as disclosed on the face of the balance sheet) as well as all director share units outstanding.

Note 3: Fully diluted tangible book value per ordinary share is a non-GAAP financial measure. Fully diluted tangible book value per ordinary share is calculated in the same manner as fully diluted book value per ordinary share except that goodwill and intangible assets of $2.218 million for June 30, 2016 and $2.210 million for June 30, 2015 are excluded from ordinary shareholders’ equity.

XL Group plc
RECONCILIATION

The following is a reconciliation of XL’s net income (loss) attributable to ordinary shareholders to operating net income (loss) (Note 4) and also includes the calculation of annualized return on average ordinary shareholders’ equity and annualized return on average ordinary shareholders’ equity excluding average unrealized gains and losses on investments, in each case based on operating net income (loss) for the three and six months ended June 30, 2016 and 2015.

(U.S. dollars in thousands except share and per share amounts)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(Unaudited)		(Unaudited)
		(Note1 and 2)		(Note1 and 2)
	2016	2015	2016	2015
Net income (loss) attributable to ordinary shareholders	$43,782	$915,039	$65,667	$951,320
Net realized and unrealized (gains) losses on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets	229,742	(239,174)	465,822	(9,807)
Net realized (gains) losses on investments and net unrealized (gains) losses on investments, Trading - Life Funds Withheld Assets	(85,149)	(45,616)	(186,315)	(93,905)
Net investment income - Life Funds Withheld Assets	(39,146)	(46,864)	(80,706)	(97,283)
Foreign exchange revaluation (gains) losses on and other income and expense items related to Life Funds Withheld Assets	6,779	14,633	(4,193)	7,054
Net income (loss) attributable to ordinary shareholders excluding Contribution from GreyCastle Life Retro Arrangements (Note 3)	$156,008	$598,018	$260,275	$757,379
Net realized (gains) losses on investments sold - excluding Life Funds Withheld Assets	(19,468)	(4,351)	(11,052)	(8,953)
Net realized and unrealized (gains) losses on derivatives	(906)	(48,509)	2,716	(65,030)
Net realized and unrealized (gains) losses on investments and derivatives related to the Company's insurance company affiliates	1,818	595	2,231	1,253
Exchange (gains) losses	(25,879)	(4,259)	(48,726)	30,710
Expenses related to Catlin acquisition	—	36,339	—	61,803
Gain on sale of operating affiliate	—	(340,407)	—	(340,407)
Provision (benefit) for income tax on items excluded from operating income	(5,126)	8,371	4,391	3,418
Operating net income (loss) (Note 4)	$106,447	$245,797	$209,835	$440,173
Per ordinary share results: (Note 5)
Net income (loss) attributable to ordinary shareholders	$0.15	$3.11	$0.23	$3.43
Operating net income (loss) (Note 4)	$0.37	$0.84	$0.72	$1.59
Weighted average ordinary shares outstanding:
Basic	281,793,386	289,419,914	286,880,981	272,664,906
Diluted - Net income	285,081,908	293,983,082	290,929,362	277,473,300
Diluted - Operating net income	285,081,908	293,983,082	290,929,362	277,473,300
Return on ordinary shareholders' equity:
Closing ordinary shareholders' equity (Note 6)	$11,685,188	$12,247,298	$11,685,188	$12,247,298
Closing unrealized (gain) loss on investments (Note 7)	$(1,421,697)	$(1,104,350)	$(1,421,697)	$(1,104,350)
Average ordinary shareholders' equity excluding average unrealized gains (losses) on investments (Note 5)	$10,390,587	$9,844,700	$10,597,489	$9,831,316
Average ordinary shareholders' equity (Note 6)	$11,686,966	$11,245,678	$11,681,134	$11,140,525
Operating net income (loss) (Note 4)	$106,447	$245,797	$209,835	$440,173
Annualized operating net income (loss) (Note 4)	$425,788	$983,188	$419,670	$880,346
Annualized operating return on average ordinary shareholders' equity (Notes 4 and 6)	3.6%	8.7%	3.6%	7.9%
Annualized operating return on average ordinary shareholders' equity excluding average unrealized gains and losses on investments (Notes 4 and 6)	4.1%	10.0%	4.0%	9.0%

Note 1: Certain amounts have been reclassified to conform to the current period presentation.
Note 2: The Company's results for the three and six months ended June 30, 2015 include those of Catlin from May 1, 2015.
Note 3: Investment results for the Life Funds Withheld Assets - including interest income, unrealized gains and losses, and gains and losses from sales - are passed directly to the reinsurer pursuant to a contractual arrangement that is accounted for as a derivative. Changes in the fair value of the embedded derivative associated with these GreyCastle Life Retro Arrangements are grouped within "Net realized and unrealized (gains) losses on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets" in the reconciliation above.

Note 4: Defined as net income (loss) attributable to ordinary shareholders excluding: (1) our net investment income - Life Funds Withheld Assets, (2) our net realized (gains) losses on investments sold - excluding Life Funds Withheld Assets, (3) our net realized (gains) losses on investments sold (including OTTI) and net unrealized (gains) losses on investments, Trading - Life Funds Withheld Assets, (4) our net realized and unrealized (gains) losses on derivatives, (5) our net realized and unrealized (gains) losses on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets, (6) our share of items (2) and (4) for XL's insurance company affiliates for the periods presented, (7) our foreign exchange (gains) losses, (8) our expenses related to the Catlin acquisition. In addition to presenting net income (loss), (9) our gain on the sale of our interest in our operating affiliate, ARX, and (10) a provision (benefit) for income tax on items excluded from operating income. We believe that showing "operating net income (loss)", "annualized operating return on average ordinary shareholders' equity" and "annualized operating return on average ordinary shareholders' equity excluding average unrealized gains and losses on investments and integration costs" enables investors and other users of our financial information to analyze our performance in a manner similar to how we analyze our performance. In this regard, we believe that providing only a GAAP presentation of net income (loss) would make it more difficult for users of our financial information to evaluate our underlying business. We also believe that equity analysts and certain rating agencies that follow us (and the insurance industry as a whole) exclude these items from their analyses for the same reasons, and they request that we provide this non-GAAP financial information on a regular basis. A reconciliation of our net income (loss) attributable to ordinary shareholders to operating net income (loss) is provided above.

Note 5: Diluted weighted average number of ordinary shares outstanding is used to calculate per share data except where it is anti-dilutive to earnings per share or where there is a net loss. When it is anti-dilutive or when a net loss occurs, basic weighted average ordinary shares outstanding is utilized in the calculation of net loss per share and net operating loss per share.

Note 6: Ordinary shareholders’ equity is defined as total shareholders’ equity less non-controlling interest in equity of consolidated subsidiaries.
Note 7: Unrealized (gain) loss on investments, net of tax is the cumulative impact of mark to market fluctuations on our investment portfolio that have not been realized through sales.

Comment on Regulation G

XL presents its operations in ways it believes will be most meaningful and useful to investors, analysts, rating agencies and others who use XL’s financial information in evaluating XL’s performance. This press release contains the presentation of (i) operating net income (loss) (“Operating Net Income”), which is defined as net income (loss) attributable to ordinary shareholders excluding: (1) net investment income - Life Funds Withheld Assets, (2) net realized (gains) losses on investments sold - excluding Life Funds Withheld Assets,(3) net realized (gains) losses on investments sold (including OTTI) and net unrealized (gains) losses on investments, Trading - Life Funds Withheld Assets, (4) net realized and unrealized (gains) losses on derivatives, (5) net realized and unrealized (gains) losses on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets, (6) share of items (2) and (4) for XL's insurance company affiliates for the periods presented, (7) foreign exchange (gains) losses, (8) our expenses related to the Catlin acquisition, (9) our gain on the sale of our interest in our operating affiliate, ARX, and (10) a provision (benefit) for income tax on items excluded from operating income; (ii) annualized return on average ordinary shareholders’ equity (“ROE”) based on operating net income (loss) (“Operating ROE”); (iii) Operating ROE excluding average unrealized gains and losses on investments and integration costs; (iv) annualized net income (loss) attributable to ordinary shareholders excluding the Contribution from the GreyCastle Life Retro Arrangements and (v) Fully diluted tangible book value per ordinary share  (ordinary shareholders’ equity excluding goodwill and intangible assets divided by the number of shares outstanding at the period end date combined with the dilutive impact of potential future share issues at any period end). These items are "non-GAAP financial measures" as defined in Regulation G. The reconciliation of such measures to the most directly comparable GAAP financial measures in accordance with Regulation G is included in this press release on pages 7 and 8.

Although the investment of premiums to generate income (or loss) and realize capital gains (or losses) is an integral part of XL’s operations, the determination to realize capital gains (or losses) is independent of the underwriting process. In addition, under applicable GAAP accounting requirements, losses can be created as the result of other than temporary declines in value and from goodwill impairment charges without actual realization. In this regard, certain users of XL’s financial information, including certain rating agencies, evaluate earnings before tax and capital gains to understand the profitability of the operational sources of income without the effects of these two variables. Furthermore, these users believe that, for many companies, the timing of the realization of capital gains and the recognition of goodwill impairment charges are largely a function of economic and interest rate conditions.

Net realized and unrealized (gains) losses on derivatives include all derivatives entered into by XL other than certain credit derivatives and the life retrocession embedded derivative. With respect to credit derivatives, because XL and its insurance company operating affiliates generally hold financial guaranty contracts written in credit default derivative form to maturity, the net effects of the changes in fair value of these credit derivatives are excluded (similar with other companies’ treatment of such contracts), as the changes in fair value each quarter are not indicative of underlying business performance.

Net investment income - Life Funds Withheld Assets, and net realized (gains) losses on the life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets, have been excluded because, as a result of the GreyCastle Life Retro Arrangement, XL no longer shares in the risks and rewards of the underlying performance of the Life Funds Withheld Assets that support these retrocession arrangements.  The returns on the Life Funds Withheld Assets are passed directly to the reinsurer pursuant to a contractual arrangement that is accounted for as a derivative.  Therefore, net investment income from the Life Funds Withheld Assets and changes in the fair value of the embedded derivative associated with these GreyCastle Life Retro Arrangements are not relevant to XL’s underlying business performance.

Foreign exchange (gains) losses in the income statement are only one element of the overall impact of foreign exchange fluctuations on XL’s financial position and are not representative of any economic gain or loss made by XL. Accordingly, it is not a relevant indicator of financial performance and it is excluded.

In summary, XL evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income (loss), XL believes that showing operating net income (loss) enables investors and other users of XL’s financial information to analyze XL’s performance in a manner similar to how management of XL analyzes performance. In this regard, XL believes that providing only a GAAP presentation of net income (loss) would make it much more difficult for users of XL’s financial information to evaluate XL’s underlying business. Also, as stated above, XL believes that the equity analysts and certain rating agencies that follow XL (and the insurance industry as a whole) exclude these items from their analyses for the same reasons and they request that XL provide this non-GAAP financial information on a regular basis.

Operating ROE is a widely used measure of any company’s profitability that is calculated by dividing annualized operating net income for any period other than a fiscal year when actual operating income is used by the average of the opening and closing ordinary shareholders’ equity. XL establishes target Operating ROEs for its total operations, segments and lines of business. If XL’s Operating ROE targets are not met with respect to any line of business over time, XL seeks to re-evaluate these lines. Operating ROE excluding net unrealized gains and losses on investments is an additional measure of a company's profitability that eliminates the impacts of mark to market fluctuations on a company's investment portfolio that have not been realized through sales, which XL believes provides a more consistent measure of company performance.

XL believes that fully diluted tangible book value per ordinary share is a financial measure important to investors and other interested parties who benefit from having a consistent basis for comparison with other companies within the industry. However, this measure may not be comparable to similarly titled measures used by companies either outside or inside of the insurance industry.